Exhibit 99.1

Coffee Holding Co., Inc. Announces George F. Thomas to Join Board of Directors

STATEN ISLAND, New York – February 4, 2016. Coffee Holding Co., Inc. (Nasdaq: JVA) (the “Company”) today announced that George F. Thomas has joined its Board of Directors (the “Board”), effective February 3, 2016. Mr. Thomas is replacing Robert M. Williams who tendered his resignation to the Board, effective February 3, 2016.

Mr. Thomas has over 35 years of domestic and international corporate business experience in top management positions. Since February 2007, Mr. Thomas has served as a Principal at Radix Consulting Corporation, a consulting firm which provides specialized advice in the field of electronic payments. From 1981 through 2007, Mr. Thomas served in a number of positions at The Clearing House Payments Company L.L.C., a limited liability company which operates electronic payment systems, including such positions as Executive Vice President of the Payments Services Division, President of the Electronic Payments Network, Senior Vice President of Business Development and Information Technology and Vice President of Technical Services and Systems Development. Since 2007, Mr. Thomas has served as a director of eGistics, Inc., a provider of cloud-based document and data management solutions which was acquired by Top Image Systems, Ltd. (NASDAQ: TISA) in 2014.

About Coffee Holding

Coffee Holding Co., Inc. (NASDAQ: JVA) is a leading integrated wholesale coffee dealer and roaster, and one of the few coffee companies that offers a broad array of coffee products across the entire spectrum of consumer tastes, preferences and price points. A family-operated business for three generations, Coffee Holding has remained profitable through varying cycles of the coffee industry and economy. The company's private label and branded coffee products are sold throughout the United States, Canada and abroad to supermarkets, wholesalers, and individually owned and multi-unit retail customers. For more information, please visit www.coffeeholding.com.

Forward-Looking Statements

Any statements that are not historical facts contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  We have based these forward-looking statements upon information available to management as of the date of this release and management’s expectations and projections about certain future events.  It is possible that the assumptions made by management for purposes of such statements may not materialize.  Actual results may differ materially from those projected or implied in any forward-looking statements.  Such statements may involve risks and uncertainties, including but not limited to those relating to product demand, coffee prices, pricing of our products, market acceptance, the effect of economic conditions, intellectual property rights, the outcome of competitive products, risks in product development, the results of financing efforts, the ability to complete transactions, and other factors discussed from time to time in the Company’s Securities and Exchange Commission filings.  The Company undertakes no obligation to update or revise any forward-looking statement for events or circumstances after the date on which such statement is made.

Company Contact

Coffee Holding Co., Inc.
Andrew Gordon
President & CEO
718-832-0800